Exhibit 16.1


                   [Letterhard of Buttke, Bersch & Wanzek, PC]


October 29, 2003


SECURITIES AND EXCHANGE COMMISSION
450 WEST FIFTH STREET, N.W.
WASHINGTON, D.C. 20549

GENTLEMEN:

WE HAVE READ ITEM 4 OF AMENDMENT 1 OF MERA PHARMACEUTICALS,INC. FORM 8-K DATED SEPTEMBER 2, 2003, AND ARE IN AGREEMENT WITH THE STATEMENTS CONTAINED THEREIN REGARDING OUR TERMINATION AS AUDITORS. IN ADDITION, AMENDMENT 1 OF MERA PHARMACEUTICALS,INC. FORM 8-K DATED SEPTEMBER 2, 2003 SUBSTANTIALLY PARAPHRASES OUR COMMENTS AND SUGGESTIONS ON THE EFFECTIVENESS OF THE COMPANY'S INTERNAL CONTROLS AND PROCEDURES. WE ARE UNABLE TO COMMENT ON THE IMPLEMENTATION OF ANY CORECTIVE ACTIONS.


BUTTKE BERSCH & WANZEK, P.C.





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